Exhibit 10.3

EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), dated as of the date set forth on the signature page hereto, is entered into by and between Eloxx Pharmaceuticals, Inc. (the “Company”) and Gregory C. Williams (“Williams”).

WHEREAS, Williams has been employed by the Company as the Company’s Chief Executive Officer pursuant to that certain Employment Agreement by and among the Company and Williams, dated as of February 25, 2020 (the “Employment Agreement”);

WHEREAS, the parties acknowledge that they have reached a mutual agreement that Williams will resign from his position as the Chief Executive Officer of the Company and will terminate employment with the Company effective as of the Termination Date (as defined below).

NOW, THEREFORE, in consideration of the covenants below, including the General Release of Claims, and for other good and valuable consideration, Williams and the Company agree as follows:

1.              Last Day of Employment. Williams’ last day of employment with the Company, and with all of its affiliates, was April 1, 2021 (the “Termination Date”). In addition, effective as of the Termination Date, Williams ceased to serve as the Chief Executive Officer of the Company and its affiliates and ceased to be eligible for any benefits or compensation from the Company and its affiliates other than as specifically provided in Section 8(d) of the Employment Agreement, as modified by Section 2 of this Agreement. Williams further acknowledges and agrees that from and after the date Williams executes this Agreement, Williams will not represent (and since the Termination Date, Williams has not represented) Williams as being a director, employee, officer, trustee, agent or representative of the Company or its affiliates for any purpose.  In addition, effective as of Termination Date, Williams resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its affiliates or any benefit plans of the Company and its affiliates.

2.              Consideration by the Company. In addition to the “Accrued Amounts” (as defined in the Employment Agreement and which will be payable in accordance with the Employment Agreement), as consideration for this Agreement, subject to and conditioned upon Williams’ continued compliance with the provision of Section 10 of the Employment Agreement, and Williams’ (x) continued compliance with the confidentiality obligations and restrictive covenants to which Williams is subject, (y) timely execution and delivery (without revocation) to the Company of this Agreement and (z) material compliance with the other terms and conditions of this Agreement, Williams shall be entitled to the following consideration:

(a)            a cash payment of $221,668 in respect of the “Base Salary” (as defined in the Employment Agreement) that would have been payable to Williams for the period from the Termination Date through August 25, 2021, payable in a lump sum in cash on the first regular payroll date following the date that this Agreement becomes effective and irrevocable;

(b)           the number of shares subject to all stock options, restricted stock units and other equity awards held by Williams as of April 1, 2021, that would have vested and become exercisable or payable between April 1, 2021 and August 25, 2021, shall vest and become exercisable or payable, as applicable, effective as of the date that this Agreement becomes effective and irrevocable, and otherwise subject to their terms; and

(c)            the payments and benefits set forth in Section 8(d) of the Employment Agreement (“Termination Without Cause or for Good Reason”); provided that (i) for purposes of Section 8(d)(2) of the Employment Agreement, the “COBRA Severance Period” under Section 8(d)(2)(i) of the Employment Agreement shall be the period from the Termination Date through August 25, 2022; (ii) for purposes of Section 8(d)(4) of the Employment Agreement, the pro-rata portion of Williams’ Target Bonus (which, for clarity, is sixty percent (60%) of Base Salary, as approved by the Board on February 10, 2021) that is eligible to be earned subject to Williams’ achievement of performance goals as determined in accordance with Section 8(d)(4) of the Employment Agreement, will be determined by applying to the Target Bonus a fraction, the numerator of which is 237 (the number of days between January 1, 2021 and August 25, 2021) and the denominator of which is 365; and (iii) the time period that Williams may have to exercise any stock options shall be extended for a period ending on May 25, 2022 or, if earlier, the end of the remaining term of the applicable stock option, in each case with such payments and benefits to be paid or provided in accordance with the Employment Agreement.

Except as expressly provided in this Section 2, Williams shall not be entitled to any further payments or benefits in connection with his termination of employment, whether under his Employment Agreement or hereunder.

3.              General Release of Claims. Williams and Williams’ heirs, executors, administrators, successors and assigns (collectively, the “Williams Releasor Parties”) knowingly and voluntarily release and forever discharge the Company and its affiliates, subsidiaries, divisions, benefit plans, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to as the “Employer Released Parties”) from any and all actions, causes of action, contributions, indemnities, duties, debts, sums of money, suits, controversies, restitutions, understandings, agreements, promises, claims regarding stock, stock options or other forms of equity compensation, commitments, damages, fees and liabilities, responsibilities and any and all claims, demands, executions and liabilities of whatsoever kind, nature or description, oral or written, known or unknown, matured or unmatured, suspected or unsuspected at the present time, in law or in equity, whether known and unknown, against the Employer Released Parties, which the Williams Releasor Parties have, have ever had or may have as of the date of Williams’ execution of this Agreement, including, but not limited to, any alleged violation of:

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-	Title VII of the Civil Rights Act of 1964, as amended;

-	The Civil Rights Act of 1991;

-	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

-	The Employee Retirement Income Security Act of 1974, as amended;

-	The Immigration Reform and Control Act, as amended;

-	The Americans with Disabilities Act of 1990, as amended;

-	The Age Discrimination in Employment Act of 1967, as amended;

-	The Older Workers Benefit Protection Act of 1990;

-	The Worker Adjustment and Retraining Notification Act, as amended;

-	The Occupational Safety and Health Act, as amended;

-	The Family and Medical Leave Act of 1993;

-	The Massachusetts Wage Act;

-	Massachusetts anti-discrimination laws, M.G.L Chapter 151B-Any wage payment and collection, equal pay and other similar laws, acts and statutes of the Commonwealth of Massachusetts or the United States;

-	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

-	Any public policy, contract, tort, or common law; or

-	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement do not apply are: (i) Williams’ express rights or claims for accrued vested benefits under any employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (ii) Williams’ rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iii) any rights of Williams to indemnification as a Director or Officer of the Company.

4.              Revocation. Williams may revoke the release of claims in the foregoing Section 3 for a period of seven (7) calendar days following the day Williams executes this Agreement. Any revocation within this period must be submitted in writing to the Company and state, “I hereby revoke my acceptance of the release of claims contained in the Separation Agreement and General Release.” The revocation must be delivered to the Company, Eloxx Pharmaceuticals, Inc., 950 Winter Street, Waltham, MA 02451, or any executive officer of the Company. The release contained in this Agreement shall become effective and irrevocable on the eighth (8th) day after Williams executes it, unless earlier revoked by Williams in accordance with this Section 4.

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5.              No Claims Permitted. The Williams Releasor Parties waive the right of the Williams Releasor Parties to file any charge or complaint against the Employer Released Parties arising out of Williams’ employment with or separation from the Company before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law (with the understanding that that this Agreement bars the Williams Releasor Parties from recovering monetary relief from Employer Released Parties in connection with any charges or complaints which are not waived hereunder).

Furthermore, nothing in this Agreement or the release of claims contained herein prohibits Williams from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Williams does not need the prior authorization of the Company to make any such reports or disclosures and Williams is not required to notify the Company that Williams has made such reports or disclosures. In addition, under the Federal Defend Trade Secrets Act of 2016, Williams shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) to Williams’ attorney in relation to a lawsuit for retaliation against Williams for reporting a suspected violation of law; or (c) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.              Affirmations. Williams affirms that the Williams Releasor Parties have not filed, have not caused to be filed, and are not presently a party to, any claim, complaint, or action against the Employer Released Parties in any forum. Williams further affirms that Williams has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Williams may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Williams, except as otherwise contemplated in this Agreement or the Employment Agreement (after giving effect to this Agreement). Williams also affirms Williams has no known workplace injuries.

7.              Cooperation; Return of Property. Williams agrees to reasonably cooperate with Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Williams’ employment in which Williams was involved or of which Williams has knowledge. The Company will reimburse Williams for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Company. Williams represents that Williams has returned to the Company all property belonging to the Company, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Williams may retain, and the Company shall cooperate in transferring, Williams’ cell phone number and Williams’ personal rolodex and other address books.

8.              Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. In the event Williams or the Company breaches any provision of this Agreement, Williams and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement.

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9.              No Admission of Wrongdoing. Williams and the Company each agrees neither this Agreement nor the furnishing of any consideration hereunder shall be deemed or construed at any time for any purpose as an admission by the Company or by Williams of any liability or unlawful conduct of any kind.

10.           Non-Disparagement. Williams and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Williams and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 10 shall preclude the Company or Williams from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement.

11.           Dispute Resolution. In the event of any controversy, dispute or claim between the parties under, arising out of or related to this Agreement (including but not limited to, claims relating to breach, termination of this Agreement, or the performance of a party under this Agreement) whether based on contract, tort, statute or other legal theory (collectively referred to hereinafter as “Disputes”), the parties shall follow the dispute resolution procedures set forth below. Any Dispute shall be finally settled by arbitration in accordance with the Employment Arbitration Rules & Procedures of JAMS (“JAMS”) then in force, and that the arbitration hearings shall be held in Boston, Massachusetts. The parties agree to (a) appoint an arbitrator who is knowledgeable in employment and human resource matters and, to the extent possible, the industry in which the Company operates, and instruct the arbitrator to follow substantive rules of law; (b) require the testimony to be transcribed; and (c) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party, but such discovery process shall continue for no more than thirty (30) days. The arbitrator shall have no power or authority to add to or detract from the written agreement of the parties. If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request JAMS name a panel of five (5) arbitrators. The Company shall strike the names of two (2) off this list; then, Williams shall strike two (2) of the remaining names; and the remaining name shall be the arbitrator. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof. This Section shall not limit the right of any party to sue for injunctive relief for a breach of the obligations of this Agreement

12.           Prevailing Party. The prevailing party in a dispute between the parties (the party receiving substantially the relief sought) shall recover his or its reasonable fees and expenses incurred in connection with any arbitration or litigation.

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13.           Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

14.           Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or by e-mail, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Williams: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:

Eloxx Pharmaceuticals, Inc.
950 Winter Street
Waltham, MA 02451
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.           Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

16.           Severability. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, that provision shall be enforced to the maximum extent permitted by law and shall be deemed revised as near as possible to attain the intent of the parties, and all other provisions of this Agreement shall remain in full force and effect.

17.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

18.           Entire Agreement. This Agreement, the Confidentiality Agreement (as defined in the Employment Agreement), and the provisions of the Employment Agreement expressly referenced herein (as modified by this Agreement), set forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Sections 8(d), 10 and 11 thereof, shall survive and continue in full force and effect. Williams acknowledges Williams has not relied on any representations, promises, or agreements of any kind made to Williams in connection with Williams’ decision to accept this Agreement.

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19.           ADEA. Williams understands and acknowledges that Williams is waiving and releasing any rights Williams may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Williams understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Williams signs this Agreement. Williams understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Williams was already entitled. Williams further understands and acknowledges that Williams has been advised by this writing that nothing in this Agreement prevents or precludes Williams from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

20.           Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as the Company determines may be required to be withheld pursuant to any applicable law or regulation.

21.           Section 409A.

(a)            Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of Internal Revenue Code of 1986 (as amended) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits payable upon a termination of employment shall not commence until Williams has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Williams is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits shall be delayed until the earlier of (i) six (6) months and one day after Williams’ separation from service, or (ii) Williams’ death. Any payment or benefit otherwise payable or to be provided in the six (6) month period following separation from service that is not so paid or provided by reason of this Section 21 shall be accumulated and paid or provided in a single lump sum, as soon as practicable (and in all events within 15 days) after the date that is six (6) months after Williams’ separation from service (or, if earlier, as soon as practicable, and in all events within 15 days, after the date of Williams’ death). Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A, and the period during which Williams may sign this Agreement begins in one calendar year and ends in another, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

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(b)           It is intended that this Agreement shall comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, neither the Company nor any of its affiliates, directors, officers or advisors shall be obligated to indemnify Williams for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code on payments made pursuant to this Agreement.

[signature page follows]

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WILLIAMS HAS BEEN ADVISED THAT WILLIAMS HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THE RELEASE CONTAINED IN THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

WILLIAMS AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. IN THE EVENT WILLIAMS SIGNS THIS AGREEMENT AND RETURNS IT TO THE COMPANY IN LESS THAN THE TWENTY-ONE (21) DAY PERIOD IDENTIFIED ABOVE, WILLIAMS HEREBY ACKNOWLEDGES THAT WILLIAMS HAS FREELY AND VOLUNTARILY CHOSEN TO WAIVE THE TIME PERIOD ALLOTTED FOR CONSIDERING THIS AGREEMENT.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND THE RELEASE OF CLAIMS CONTAINED HEREIN, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH HEREIN, WILLIAMS FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS WILLIAMS HAS OR MIGHT HAVE AGAINST THE EMPLOYED RELEASED PARTIES THROUGH THE DATE HEREOF.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

ELOXX PHARMACEUTICALS, INC.

By:	/s/ Tomer Kariv
Name:	Tomer Kariv
Its:	Chairman of the Board of Directors

WILLIAMS

/s/ Gregory C. Williams
Gregory C. Williams

Date:	April 1, 2021